AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON
                                MARCH 26, 1997

                                                   COMMISSION FILE NO. 1-5471


                           SCHEDULE 14A INFORMATION

           PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

  Filed by the Registrant [X]
  Filed by a Party other than the Registrant  [ ]

  Check the appropriate box:
  [ ] Preliminary Proxy Statement      [ ] Confidential, for Use of the
                                           Commission Only (as permitted
                                           by Rule 14a-6(e) (2))
  [X] Definitive Proxy Statement
  [ ] Definitive Additional Materials
  [ ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12


                              GLOBAL MARINE INC.
                (Name of Registrant as Specified in Its Charter)

                                    N/A
                   (Name of Person(s) Filing Proxy Statement,
                           if other than Registrant)


Payment of Filing Fee (Check the appropriate box):
  [X] No fee required.
  [ ] Fee computed on table below per Exchange Act Rules 14a-6 (i) (4)
      and 0-11.
  (1) Title of each class of securities to which transaction applies:

  (2) Aggregate number of securities to which transaction apples:

  (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

  (4) Proposed maximum aggregate value of transaction:

  (5) Total fee paid:

  [ ] Fee paid previously with preliminary materials.

  [ ] Check box if any part of the fee is offset as provided by Exchange
      Act Rule 0-11 (a) (2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

  (1) Amount previously Paid:

  (2) Form, Schedule or Registration Statement No.:

  (3) Filing Party:

  (4) Date Filed:

[LOGO]                  GLOBAL MARINE INC.


                        NOTICE OF MEETING



     The Annual Meeting of Stockholders of Global Marine Inc. will be held in the Forest Room, The Houstonian Hotel and Conference
Center, 111 N. Post Oak Lane, Houston, Texas on Tuesday, May 6,
1997 at 9:00 a.m. for the following purposes:

     1. To elect two directors, each to serve for a term of three years.

     2. To ratify the appointment of independent certified public accountants for the Company and its subsidiaries.

     3. To transact such other business as may properly come before the meeting or any postponement or adjournment thereof.

     Stockholders of record of the Company's Common Stock at the close of business on March 14, 1997 will be entitled to vote as set forth in the accompanying Proxy Statement at the meeting and any postponement or adjournment thereof.

                                   JOHN G. RYAN
                                   Corporate Secretary

Houston, Texas
March 31, 1997



IT IS IMPORTANT THAT YOUR SHARES ARE REPRESENTED AT THE MEETING,
WHETHER OR NOT YOU ARE ABLE TO ATTEND PERSONALLY. ACCORDINGLY, YOU ARE REQUESTED TO SIGN, DATE AND MAIL PROMPTLY THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED.

                         PROXY STATEMENT


     This proxy statement is being furnished to the stockholders of Global Marine Inc. in connection with the solicitation of proxies by the Company's Board of Directors for use at the Annual Meeting of Stockholders to be held on May 6, 1997 and any postponement or adjournment thereof. The approximate date on which this proxy statement and the form of proxy are first being sent or given to stockholders of the Company is March 31, 1997.

     At the Annual Meeting, the holders of shares of common stock, par value $.10 per share, of the Company (the "Common Stock") will be asked to consider and vote upon (i) the election of two persons to serve on the Board of Directors of the Company, each for a three-year term, and (ii) a proposal to ratify the Board of Directors' appointment of Coopers & Lybrand L.L.P. as independent certified public accountants for the Company and its subsidiaries for fiscal year 1997.

     All shares of Common Stock represented at the Annual Meeting by properly executed proxies received prior to or at the Annual Meeting, and not revoked, will be voted at the Annual Meeting in accordance with the instructions indicated on such proxies. If no instructions are indicated with respect to any shares for which properly executed proxies have been received, such proxies will be voted FOR the Board of Directors' nominees for directors and FOR the proposal to ratify the Board of Directors' appointment of Coopers
& Lybrand L.L.P. as independent auditors for fiscal year 1997. If any other matters are properly presented at the Annual Meeting for action, the persons named in the proxies and acting thereunder will have discretion to vote on such matters in accordance with their best judgment as to the best interests of the Company. The Board of Directors of the Company does not know of any other matters to be brought before the Annual Meeting.

     Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by any of the following actions: (i) filing with the Corporate Secretary of the Company, at or before the Annual Meeting, but in any event prior to the vote on the matter as to which revocation is sought, a written notice of revocation bearing a later date than the proxy; (ii) duly executing and submitting a subsequent proxy relating to the Annual Meeting; or (iii) voting in person at the Annual Meeting (although attendance at the Annual Meeting will not, in and of itself, constitute a revocation of a proxy). Any written notice revoking a proxy should be sent to the Corporate Secretary of the Company at the Company's principal executive offices, 777 North Eldridge Road, Houston, Texas 77079.

     The close of business on March 14, 1997 is the date fixed by the Board of Directors for the determination of stockholders of record entitled to notice of and to vote at the Annual Meeting and any adjournment thereof. On March 14, 1997, there were issued and outstanding 170,383,569 shares of Common Stock, constituting the only class of stock outstanding. The holders of a majority of the outstanding shares of Common Stock as of March 14, 1997, present in person or represented by proxy, will constitute a quorum at the Annual Meeting.

     Each share of Common Stock is entitled to one vote at the Annual Meeting with respect to each matter to be voted upon except the election of directors. In the election of directors, the holders of Common Stock are entitled to cumulate their votes, with each share having a number of votes equal to the number of directors to be elected, which votes may be cast for one candidate or distributed among two or more candidates. The individuals named in the accompanying proxy will have discretionary authority to cumulate votes among candidates. A stockholder giving and not rescinding the accompanying proxy will not have the ability to direct that his votes be cumulated.

     With regard to the election of directors, votes may be cast in favor of or withheld; votes that are withheld will be excluded entirely from the vote and will not be counted in favor of or against any nominee. Abstentions may be specified on all proposals (but not on the election of directors) and will be counted as present for purposes of the item on which the abstention is noted. Abstentions on the proposal to ratify the appointment of independent auditors will have the effect of a negative vote because approval of such proposal requires the affirmative vote of a majority of the shares represented in person or by proxy at the meeting. Under applicable law of the state of Delaware, which is the Company's state of incorporation, a broker non-vote (i.e., the shares are voted by the broker on at least one matter but not on the matter in question) will have no effect on the outcome of the election of directors but will have the same effect as a vote against the proposal to ratify the appointment of independent auditors. Also under Delaware law, for quorum purposes, the total votes received, including abstentions, would be counted in determining the number of shares present at the meeting, and broker non-votes would not be relevant because, by definition, those shares would have been voted on at least one matter and therefore would be counted for quorum purposes.

     The Company's Annual Report for the year ended December 31, 1996, which includes, among other things, the Company's audited consolidated balance sheets at December 31, 1996 and 1995, respectively, and audited consolidated statements of operations and cash flows for the three years ended December 31, 1996, 1995 and 1994, respectively, has been mailed to stockholders of record as of March 14, 1997.

     The cost of this solicitation will be borne by the Company.
It is expected that the solicitation of proxies will be primarily by mail, telephone and facsimile. The Company has arranged for Georgeson & Company Inc., Wall Street Plaza, New York, New York 10005 to solicit proxies in such manner at a cost of $7,500, plus out-of-pocket expenses. Proxies may also be solicited personally by directors, officers, and other regular employees of the Company in the ordinary course of business and at nominal cost. Proxy materials will be provided for distribution through brokers, custodians, and other nominees or fiduciaries to beneficial owners of the Common Stock. The Company expects to reimburse such parties for their reasonable out-of-pocket expenses incurred in connection therewith.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     Listed below are the only persons who, to the knowledge of the Company, may be deemed to be beneficial owners, as of March 14, 1997, of more than 5% of the Company's Common Stock.

NAME AND ADDRESS                      SHARES                 PERCENT
OF BENEFICIAL OWNER              BENEFICIALLY OWNED          OF CLASS(1)

FMR Corp.                           17,584,400 (2)             10.32%
82 Devonshire Street
Boston, Massachusetts 02109

Merrill Lynch & Co. Inc.            16,571,294 (3)              9.72%
World Financial Center, North Tower
250 Vesey Street
New York,  New York 10281

__________________

(1) The percentages are based on the number of issued and outstanding shares of Common Stock at March 14, 1997.

(2) The number of shares indicated is based on Amendment No. 2 to a statement on Schedule 13G, dated February 14, 1997, which was filed jointly by FMR Corp. ("FMR"), Edward C. Johnson 3d and Abigail P. Johnson. FMR is the parent holding company of certain investment companies and investment advisory and management companies, some of which may also be deemed to be beneficial owners of more than 5% of the Company's Common Stock by virtue of their interest in some or all of the same shares reported as being beneficially owned by FMR. Edward C. Johnson 3d is Chairman of FMR and Abigail P. Johnson is a Director of FMR. Through their ownership of voting stock in FMR and the execution of a shareholders' voting agreement, members of the Johnson family may be deemed to form a controlling group with respect to FMR.

(3) The number of shares indicated is based on Amendment No. 3 to a statement on Schedule 13G, dated February 14, 1997, which was filed jointly by Merrill Lynch & Co., Inc. ("ML&Co."), Merrill Lynch Group, Inc. ("ML Group"), Princeton Services, Inc. ("PSI"), Merrill Lynch Asset Management, L.P. ("MLAM"), and Merrill Lynch Growth Fund for Investment & Retirement (the "Fund"). Each of ML&Co., ML Group and PSI are parent holding companies and PSI is general partner of MLAM. MLAM is an investment advisor registered under Section 203 of the Investment Advisers Act of 1940. The Fund is an investment company registered under Section 8 of the Investment Company
     Act of 1940.   Each of ML&Co., ML Group and PSI disclaim
     beneficial ownership of the shares.

     The following table sets forth, as of March 14, 1997, the beneficial ownership of the Company's Common Stock by each director and nominee, the Chief Executive Officer and the four other most highly compensated executive officers and, as a group, such persons and all other current executive officers, based on information provided by such persons.

                                  SHARES
                                BENEFICIALLY             PERCENT
      NAME                       OWNED (a)               OF CLASS (b)
Donald B. Brown                   25,216  (c)                  -
Edward J. Campbell                31,059  (c)                  -
Thomas W. Cason                    9,500  (c)                  -
Peter T. Flawn                    22,500  (c)                  -
John M. Galvin                    26,000  (c)                  -
Gary L. Kott                     487,495  (d)                  -
Lynn L. Leigh                     38,664  (c)                  -
C. Russell Luigs               1,678,779  (d)(e)               -
Jon A. Marshall                  306,540  (d)(e)               -
Jerry C. Martin                  326,907  (d)                  -
Edward R. Muller                     700
Paul J. Powers                     8,000  (c)                  -
John G. Ryan                     662,060  (d)                  -
William R. Thomas                 25,460  (c)                  -
All of the above and other
  executive officers as a
  group (17 persons)           4,263,355  (c)(d)(e)          2.46%
_______________________

(a) Each person has sole voting and investment power with respect to the shares listed, unless otherwise indicated.

(b) As of March 14, 1997, no director or executive officer owned more than one percent of the Common Stock outstanding.

(c) Includes shares that may be acquired within sixty days of March 14, 1997 through the exercise of non-employee director stock options, as follows: 23,500 shares each for Messrs. Galvin and Leigh; 22,000 shares for Mr. Campbell; 17,500 shares for Mr. Flawn; 13,500 shares for Mr. Brown; 10,500 shares for Mr. Thomas; 6,500 shares each for Messrs. Cason and Powers; and 123,500 shares for the group.

(d) Includes shares that may be acquired within sixty days of March 14, 1997 through the exercise of employee stock options, as follows: Mr. Kott, 411,667; Mr. Luigs, 1,385,417; Mr. Marshall, 218,705; Mr. Martin, 56,346; Mr. Ryan, 502,917; and the group,
     2,902,646.

(e)  Includes shares attributable to accounts under the Company's
     401(k) Savings Incentive Plan at March 14, 1997, as follows:
     Mr. Luigs, 29,510; Mr. Marshall, 432; and 29,942 shares for the group.

ELECTION OF DIRECTORS

  The Company's Board of Directors currently consists of eleven directors divided into three classes serving staggered terms of three years each. Seven of the Company's current directors are serving in two classes with terms that continue beyond the 1997 Annual Meeting of Stockholders, and they are not subject to election at this meeting. Four directors serve in a class with terms that expire at the 1997 Annual Meeting of Stockholders, and two of these directors are nominees for reelection at this meeting. These nominees are Edward J. Campbell and John M. Galvin. The terms of Messrs. Peter T. Flawn and Lynn L. Leigh will expire at the 1997 Annual Meeting of Stockholders and they will not stand for reelection. Each of the two directors to be elected at the 1997 Annual Meeting of Stockholders will serve a term of three years to expire at the 2000 Annual Meeting of Stockholders or until his successor is elected and qualifies. The candidates, up to the number of directors to be elected, receiving the highest number of votes cast by holders of the Common Stock, in person or by proxy, will be elected.

  It is intended that the proxies received from holders of the Company's Common Stock, in the absence of contrary instructions, will be voted at the 1997 Annual Meeting for the election of Messrs. Campbell and Galvin. Although the Company does not contemplate that either of the nominees will be unable to serve, decline to serve, or otherwise be unavailable as a nominee at the time of the Annual Meeting, in such event the proxies will be voted in accordance with the authority granted in the proxies for such other candidate or candidates as may be nominated by the Board of Directors.

  Further information concerning the nominees for election as directors at the 1997 Annual Meeting of Stockholders, including their business experience during the past five years, appears below.

                  NOMINEES - FOR TERMS OF OFFICE
       EXPIRING AT THE 2000 ANNUAL MEETING OF STOCKHOLDERS

  Edward J. Campbell, 69, was President of J. I. Case Company,
at the time a wholly-owned subsidiary of Tenneco Inc., from 1992 until his retirement in 1994. J. I. Case is a manufacturer of farm and construction equipment. From 1979 through 1991, Mr. Campbell was President and Chief Executive Officer of Newport News Shipbuilding & Dry Dock Co., also a wholly-owned subsidiary of Tenneco Inc. He is also a director of Zurn Industries, Inc., Titan Wheel International, Inc., and the American Bureau of Shipping
(ABS) Group of Companies.   Mr. Campbell was first elected a
director of the Company in 1981.

  John M. Galvin, 64, has been a private investor and consultant since his retirement in 1992 as Vice Chairman, a director and Chief Financial Officer of The Irvine Company, a major, private real estate development and investment company. He is a director of Commercial Intertech Corp., CUNO Incorporated and of Oasis
Residential, Inc.   Mr. Galvin was first elected a director of the
Company in 1979.

  The members of the Board of Directors who are not subject to election at the 1997 Annual Meeting are as follows.

           CONTINUING DIRECTORS - WITH TERMS OF OFFICE
       EXPIRING AT THE 1999 ANNUAL MEETING OF STOCKHOLDERS

  Donald B. Brown, 70, is an investor and a consultant to the energy exploration and development industry. He was first elected a director of the Company in 1982.

  Thomas W. Cason, 54, owns and manages an equipment business, primarily related to the agricultural industry. Mr. Cason served as interim President and Chief Operating Officer of Key Tronic Corporation during 1994 and 1995, and continues to be associated with Hiller Key Tronic Partners, L.P., which has been managing Key Tronic's turnaround. Key Tronic is the world's largest independent producer of computer keyboards and other input devices. Mr. Cason previously held various management positions with Baker Hughes Incorporated, including senior executive positions with Baker Hughes' Drilling Group, serving most recently as Senior Vice President and Chief Financial Officer of Baker Hughes. Mr. Cason is also a director of Key Tronic Corporation. He was elected a director of the Company in 1995.

  Jerry C. Martin, 64, has been the Company's Senior Vice
President and Chief Financial Officer since 1985. Prior to 1985, he held various positions with Global Marine Drilling Company, the Company's major operating subsidiary. Mr. Martin was first elected a director of the Company in 1993.

           CONTINUING DIRECTORS - WITH TERMS OF OFFICE
       EXPIRING AT THE 1998 ANNUAL MEETING OF STOCKHOLDERS

  C. Russell Luigs, 63, is Chairman of the Board, President and
Chief Executive Officer of the Company.   Mr. Luigs was first
elected a director of the Company in 1977.

  Edward R. Muller, 44, has been President and Chief Executive Officer of Edison Mission Energy Company, a wholly-owned subsidiary of Edison International (formerly SCEcorp), since 1993. Edison Mission Energy Company is engaged in developing, owning and operating independent power production facilities worldwide. Mr. Muller was a Vice President, the General Counsel and the Secretary of Whittaker Corporation, a diversified company, from 1985 to 1993. From 1989 to 1992 he was also Whittaker's Chief Administrative Officer. From 1992 to 1993, he was also Whittaker's Chief Financial Officer. From 1991 to 1993, Mr. Muller was also Vice President, General Counsel and Secretary of BioWhittaker, Inc., a biotechnology firm. He is a Director of Whittaker Corp. and of Oasis Residential, Inc. Mr. Muller was elected a director of the Company in February 1997.

  Paul J. Powers, 62, has been Chairman of the Board and Chief Executive Officer of Commercial Intertech Corp. since 1987 and Chairman of the Board and Chief Executive Officer of CUNO Incorporated since 1996. Commercial Intertech is a multi-national manufacturer of hydraulic systems, fluid purification systems, Astron pre-engineered buildings and metal products, while CUNO is a worldwide producer of fluid purification systems. Mr. Powers is also a director of Ohio Edison Company and of Twin Disc, Inc. Mr. Powers was elected a director of the Company in 1995.

  William R. Thomas, 76, is the Company's retired Senior Vice
President, Finance. He is also a director of Bank of the West and of AeroVironment Inc. Mr. Thomas was first elected a director of the Company in 1978.

                 DIRECTORS - WITH TERMS OF OFFICE
       EXPIRING AT THE 1997 ANNUAL MEETING OF STOCKHOLDERS

  Peter T. Flawn, 71, has been prominent in the field of geology for many years as an academician, author and consultant, and he is a former president of the University of Texas at Austin. He is also a director of Harte-Hanks Communications, Inc., Input/Output, Inc., National Instruments Corp., El Paso Energy Corporation, and
Tenneco Inc.  Dr. Flawn was first elected a director of the Company in 1989.

  Lynn L. Leigh, 71, has been Senior Vice President of National-Oilwell, a manufacturer and international supplier of oilfield equipment and services, since 1993, prior to which he had been President and Chief Executive Officer of Hydril Company, a manufacturer of high performance products for petroleum drilling and production, since 1991. Mr. Leigh was first elected a director of the Company in 1981.


BOARD OF DIRECTORS AND COMMITTEES

  The Company's Board of Directors, which currently consists of eleven members, has five standing committees. During 1996, the Board of Directors held five meetings. Further information concerning the Board's standing committees appears below.

  EXECUTIVE COMMITTEE - The Company's Executive Committee consists of five directors: Lynn L. Leigh, Chairman, Edward J. Campbell, Peter T. Flawn, John M. Galvin and C. Russell Luigs. The Executive Committee has the authority to exercise all the powers of the Board which may be delegated legally to it by the Board in the management and direction of the business and affairs of the Company. The Executive Committee did not meet during 1996.

  AUDIT COMMITTEE - The Company's Audit Committee consists of four non-employee directors: Edward J. Campbell, Chairman, Thomas
W. Cason, Peter T. Flawn and William R. Thomas. Audit Committee meetings are attended by members of the Committee, the Company's independent auditors and the head of the Company's internal audit staff. In addition, the Audit Committee meets privately with the Company's independent auditors at least once a year. The Committee recommends the firm of independent auditors for each fiscal year, approves the nature of the professional services provided by the independent auditors prior to performance of such services, and reviews the independence of the auditors. The Committee also reviews the scope of work and the reported results of the Company's internal auditors and confers with management from time to time on financial reporting and internal control matters. During 1996, the Audit Committee held four meetings.

  COMPENSATION COMMITTEE - The Company's Compensation Committee consists of five non-employee directors: Donald B. Brown, Chairman, John M. Galvin, Lynn L. Leigh, Edward R. Muller and Paul J. Powers. The Compensation Committee makes recommendations to the Board regarding remuneration arrangements for senior management and directors, adoption of compensation plans in which officers and directors are eligible to participate and the grant of stock options or other benefits under any such plans. The Compensation Committee held four meetings during 1996.

  FINANCE COMMITTEE - The Company's Finance Committee consists of four non-employee directors: John M. Galvin, Chairman, Edward
J. Campbell, Thomas W. Cason and William R. Thomas. The Committee reviews the Company's annual financial plan, makes recommendations to the Board of Directors regarding material capital expenditures, acquisitions and financings contemplated by the Company, and advises with respect to the Company's external financial relationships. During 1996, the Finance Committee held four meetings.

  NOMINATING COMMITTEE - The Company's Nominating Committee
consists of five non-employee directors:   Peter T. Flawn,
Chairman, Donald B. Brown, Lynn L. Leigh, Edward R. Muller and Paul
J. Powers. The Nominating Committee, which held four meetings during 1996, recommends to the Board of Directors those persons it believes should be nominees for election as directors. In this connection, the Committee considers the performance of incumbent directors in determining whether they should be nominated to stand for reelection. The Committee will consider qualified nominees recommended by stockholders. Any such recommendation for the 1998 election of directors should be submitted in writing to the Corporate Secretary of the Company at 777 North Eldridge Road, Houston, Texas 77079.

  During 1996, each director of the Company other than Mr.
Thomas attended at least 75% of the meetings of the Board and committees of the Board on which he served.


DIRECTOR COMPENSATION

  Directors of Global Marine Inc. who are not employees of the Company or any of its subsidiaries receive a retainer of $6,000 per quarter for their services as directors. They also receive $900 plus expenses for each regular Board meeting attended, $1,500 plus expenses for each special meeting of the Board attended, and $500 plus expenses for each meeting of any committee of the Board attended, in each case other than telephonic meetings. Directors who are employees of the Company do not receive directors' fees.

  Under the Company's 1990 Non-Employee Director Stock Option Plan, options to purchase shares of the Company's Common Stock are granted to directors who, as of the date of grant, are not employees of the Company or any of its subsidiaries and have not been such employees for any part of the preceding fiscal year. At present, all of the directors except Messrs. Luigs and Martin are eligible non-employee directors.

  On the date he first achieves eligibility, a director receives an initial 10,000-share option, and he automatically receives an additional 3,000-share option on the adjournment date of each subsequent annual meeting of stockholders in each subsequent year in which he remains eligible. Each such option has an exercise price equal to the Common Stock's fair market value per share at the date the option is granted. Upon adjournment of the annual meeting in May 1996, Messrs. Brown, Campbell, Cason, Flawn, Galvin, Leigh, Powers and Thomas each automatically received a grant of options under the plan to purchase 3,000 shares of Common Stock at the per share exercise price of $10.25. Under the plan, new options may be granted with respect to the shares covered by options that have expired unexercised.

  In general, each option becomes exercisable for fifty percent of the shares covered thereby on the anniversary of the date of grant and for the remaining fifty percent on the second anniversary
of the date of grant.   Options are transferable in limited
circumstances to family members, pursuant to certain domestic relations orders, and by will or the laws of descent and distribution. The right to exercise all options remaining unexercised under the plan shall accelerate, so that such options will become immediately exercisable, upon a "change in control" as defined in the plan.

  The 1990 Non-Employee Director Stock Option Plan is administered by the Compensation Committee of the Board of Directors, which consists of non-employee members of the Board.
However, the Committee's administrative functions are ministerial in view of the plan's explicit provisions, including those relating to eligibility for option grants and predetermination of the timing, amounts and exercise price of such grants.

  The termination date of the Non-Employee Director Stock Option Plan is May 8, 2001. The Board of Directors may at any time amend, suspend or terminate the plan, but options granted before any termination or suspension may continue to be exercised according to their terms. No amendment may be made without the approval of the Company's stockholders that will increase the total number of shares available for options under the plan, change the manner of determining the option exercise price, increase the ten-year maximum term of the options, modify the plan's eligibility provisions, or materially increase the benefits accruing to participants, unless such stockholder approval is not required in order for options granted under the plan to continue to be exempt from the operation of Section 16(b) of the Securities Exchange Act of 1934.

  Non-employee directors are participants in the Retirement Plan for Outside Directors. The Company believes this plan enables it to attract and retain outside directors, who render necessary and important services. Under the Retirement Plan for Outside Directors, each participant vests in an annual retirement benefit equal to a percentage of the highest annual basic retainer fee for directors in effect at any time during the one-year period preceding the termination of his Board service. The percentage, which is based on the participant's full years of service as an outside director during all periods on and after August 1, 1989, is 20% after one year of service up to 100% after five years of service. A participant becomes 100% vested upon termination of service due to death or disability, and each participant then serving as an outside director becomes 100% vested upon a "change of control" as defined in the plan. A participant may begin receiving his vested benefit upon his termination of service due to disability or, if later, upon the later of his attainment of age 65 or his termination of service as a director. The benefit is payable to the participant or his beneficiary over a period, up to a maximum of 15 years, equal to the period the participant served as an outside director, provided that a beneficiary, or a director who terminates his service due to disability or within one year following a change of control, may receive the benefit in a lump sum. The Board of Directors may at any time amend, suspend or terminate the plan. However, a participant's accrued rights under the plan may not be adversely affected by any such amendment, suspension or termination without the participant's consent.

  The Company has partially funded its obligations under the Retirement Plan for Outside Directors by contributing to a trust established for the plan. A "change of control" as defined in the trust would require the Company to fund the trust in full. All of the Company's current directors except Messrs. Luigs and Martin, who are employees of the Company, are participants in the Retirement Plan for Outside Directors. Each participant other than Messrs. Cason, Muller and Powers had five full years of credited service as of December 31, 1996 for purposes of determining the vested benefit under the plan. Messrs. Cason and Powers have one full year of credited service as of December 31, 1996 and Mr. Muller does not have any full years of credited service as of December 31, 1996 for purposes of determining the vested benefit.

EXECUTIVE COMPENSATION


  The following table sets forth information concerning compensation for services in all capacities to the Company and its subsidiaries during each of the last three years of the Company's
Chief Executive Officer and its other four most highly compensated executive officers during 1996:



                                        SUMMARY COMPENSATION TABLE

                                                                                 Long Term
                                                                               Compensation
                                              Annual Compensation
                                                                          Awards           Payouts

                                                                         Securities
Name and                                                                 Underlying           LTIP             All Other
Principal Position               Year        Salary         Bonus(1)     Options(2)         Payouts(3)       Compensation(4)
                                              ($)             ($)           (#)                ($)               ($)

C. Russell Luigs,                1996       $500,000        $250,000        90,000         $1,556,250           $11,818
Chairman of the Board,           1995       $498,333        $200,000       200,000         $        0           $11,178
President and Chief              1994       $478,750        $100,000       175,000         $        0           $ 9,900
Executive Officer

John G. Ryan,                    1996       $286,708        $125,000        65,000         $  726,250           $ 4,746
Chairman and Chief Executive     1995       $270,652        $ 85,000       120,000         $        0           $ 4,620
Officer, Global Marine Drilling  1994       $250,882        $ 70,000       100,000         $        0           $ 4,494
Company, and Corporate Secretary

Jerry C. Martin,                 1996       $285,855        $125,000        65,000         $  726,250           $ 3,750
Senior Vice President and        1995       $273,333        $ 85,000       120,000         $        0           $ 3,750
Chief Financial Officer          1994       $253,958        $ 70,000       100,000         $        0           $ 3,750

Gary L. Kott,                    1996       $240,000        $100,000        40,000         $  415,000           $ 7,083
President and Chief Operating    1995       $239,417        $ 65,000        80,000         $        0           $ 6,606
Officer, Global Marine           1994       $232,750        $ 40,000        75,000         $        0           $ 6,174
Drilling Company

Jon A. Marshall,                 1996       $234,167        $100,000        45,000         $  518,750           $ 4,521
Group Vice President and         1995       $222,917        $ 75,000        90,000         $        0           $ 4,377
President,                       1994       $196,879        $ 70,000        75,000         $        0           $ 4,239
Challenger Minerals Inc.


(1) In order to further encourage stock ownership by executive officers, bonuses based on service during 1994 were paid to executive officers, including the five named in the table, in shares of the Company's Common Stock under the Company's Stock Option and Incentive Plan, net of the required tax withholdings. For bonuses based on service during 1995 and 1996, executive officers could elect between payment in cash or such shares of Common Stock. Bonuses based on service during each year were awarded in the following year, and the dollar amounts included in the table in respect of stock are the stock's fair market values (average of high and low market prices) on the respective award dates.

(2) Expressed in terms of the numbers of shares of the Company's Common Stock underlying options granted during the years indicated.

(3) The amounts indicated under "LTIP Payouts" for 1996 consist of amounts earned under long-term incentive awards granted in 1994 and paid in 1997, the payment amounts being based on Company performance during the period 1994 through 1996. Such amounts were paid in shares of the Company's Common Stock, and the dollar amounts included in the table are the stock's fair market value (average of high and low market prices) on the date payment was approved by the Compensation Committee of the Company's Board of Directors.

(4) The amounts indicated under "All Other Compensation" for 1996 consist of (a) amounts contributed by the Company to match a portion of the employees' contributions under the Company's 401(k) Savings Incentive Plan (Mr. Luigs, $3,750; Mr. Ryan, $3,750; Mr. Martin, $3,750; Mr. Kott,
       $3,750; and Mr. Marshall, $3,750), plus (b) insurance premiums paid by the Company with respect to term life insurance for the benefit of the named executive officers (Mr. Luigs, $8,068; Mr. Ryan, $996; Mr. Kott, $3,333; and
       Mr. Marshall, $771).

EMPLOYMENT AGREEMENTS AND SEVERANCE AND CHANGE-IN-CONTROL
ARRANGEMENTS

  In February 1995, the Company entered into an employment agreement with Mr. Luigs that terminates in April 1998. The agreement specifies a minimum annual base salary of $500,000. In the event Mr. Luigs is removed from his position as Chief Executive Officer for reasons other than willful and material misconduct deliberately harmful to the Company, or in the event of a substantial alteration in the nature of his position, termination of his employment agreement, or his termination due to disability, Mr. Luigs would be entitled to salary continuation and retirement benefit accrual for a period of two years, and he would be entitled to group insurance continuation until the sooner of two years or such time as similar benefits are provided through other employment. Mr. Luigs would also be entitled to the foregoing benefits upon his termination or resignation within one year following the acquisition of securities representing, or other control of, 35% or more of the voting power of the Company by any person or group of persons working in concert. In the case of a termination due to disability, the amount of salary to be continued would be reduced by an amount equal to certain disability benefits.

  The Company also has severance agreements with certain key executive officers. The agreements provide for a severance payment if employment is terminated by the Company for reasons other than misconduct harmful to the Company. The payment would also be made if employment is terminated by the individual within six months following a reduction in his base salary, a substantial alteration in the nature of his position, or his office being moved from Houston, Texas without his consent, or within one year following the acquisition of 35% or more of the voting power of the Company by any person or group of persons acting in concert, or in the event of termination due to disability, in which case the amount would be reduced by an amount equal to certain disability benefits. The payment would consist of salary continuation and the continuation of medical, dental and life insurance benefits for a period of two years following such termination of employment, based on the individual's highest base salary and benefits at any time within the nine months immediately preceding such termination. Among the executive officers covered by such agreements are Messrs. Ryan, Martin, Kott and Marshall.

  Outstanding option agreements under the Company's 1989 Stock Option and Incentive Plan provide that the dates options first become exercisable under such agreements shall accelerate, so that such options will become immediately exercisable, upon any acquisition of more than 50% of the voting power of the Company's stock by any entity or group acting in concert for purposes of acquiring such stock. The occurrence of a change of control as defined in the trust established for the Executive Supplemental Retirement Plan requires that the Company fund the trust in full as discussed under "Retirement Plans," below. In addition, the vesting of outstanding options under the Company's 1990 Non-Employee Director Stock Option Plan, the vesting of retirement benefits under the Company's Retirement Plan for Outside Directors, and the funding of the trust established for the retirement plan can accelerate upon the occurrence of certain events in connection with a change-in-control as outlined in the discussion of those plans under "Director Compensation," above.

OPTION GRANTS

  The following table provides details regarding the stock options indicated in the Summary Compensation Table as having been granted to the named executive officers in 1996. In addition, in accordance with Securities and Exchange Commission rules, there are shown hypothetical gains or "option spreads" that could be realized for the respective options, based on arbitrarily assumed rates of annual compound stock price appreciation of 0%, 5% and 10% from the date the options were granted over the full ten-year term of the options. For comparative purposes, also shown are the total gains that could be realized over a ten-year period by the Company's stockholders. No gain to the optionees is possible without an increase in the stock price which will benefit all stockholders proportionately.

                                      OPTION GRANTS IN 1996

                         Individual Grants
                                                                 Potential Realizable Value at Assumed
                                                                Annual Rates of Stock Price Appreciation
                                                                           for Option Term(2)
                   Number       Percent
                   of Shares    of Total     Exercise
                   Underlying   Options      or Base
                   Options      Granted to    Price
                   Granted(1)   Employees    ($ per      Expira-       0%         5%                 10%
     Name            (#)        in 1996       share)    tion Date     ($)         ($)                ($)

C. R. Luigs         90,000        7.07%      $9.3125    2-20-2006    $  0     $    527,092     $    1,335,755
J. R. Ryan          65,000        5.10%      $9.3125    2-20-2006    $  0     $    380,678     $      964,712
J. C. Martin        65,000        5.10%      $9.3125    2-20-2006    $  0     $    380,678     $      964,712
G. L. Kott          40,000        3.14%      $9.3125    2-20-2006    $  0     $    234,263     $      593,669
J. A. Marshall      45,000        3.53%      $9.3125    2-20-2006    $  0     $    263,546     $      667,878
All Stockholders(3)    N/A          N/A      $9.3125          N/A    $  0     $977,166,235     $2,476,331,241


(1) All options granted to the named officers were granted at exercise prices equal to the average of the high and low per share market prices of the Company's Common Stock, $.10 par value per share, on the date of grant. All options were granted on February 20, 1996. Each option granted during 1996 is exercisable for 25% of the aggregate number of shares subject to the option one year after grant, 50% two years after grant, 75% three years after grant, and 100% four years after grant, subject to acceleration in certain circumstances as described under "Employment Agreements and Severance and Change-in-Control Arrangements," above. The Company's Board of Directors or the Compensation Committee of the Board may from time to time adjust or reduce the exercise prices of outstanding options, provided that the exercise price must be at least equal to the par value of the underlying stock. Certain options are transferable in limited circumstances to family members and pursuant to certain domestic relations orders. Options are not otherwise transferable except by will or the laws of descent and distribution.

(2) These amounts represent certain assumed rates of appreciation only. Actual gains, if any, on stock option exercises or stock holdings are dependent on the future performance of the stock and overall stock market conditions. There can be no assurance that the amounts reflected in this table will be achieved.

(3) Based on 166,849,265 shares of the Company's Common Stock outstanding on February 20, 1996, using the $9.3125 average of the stock's high and low market prices on that date as the base price.

OPTION EXERCISES AND YEAR-END VALUES

  The following table shows option exercises by the named executive officers during 1996, as well as the number of shares underlying all exercisable and non-exercisable stock options held by the named executive officers as of December 31, 1996. Also reported are the year-end values for their unexercised "in-the-money" options, which are the positive spread between the exercise price of such options and the year-end market price of the Common Stock.


                            AGGREGATED OPTION EXERCISES IN 1996
                                AND YEAR-END OPTION VALUES


                                         Number of Securities
               Number of                 Underlying Unexercised           Value of Unexercised In-the-
                 Shares                   Options at Year-End             Money Options at Year-End
               Underlying                         (#)                                ($)
                 Options     Value
               Exercised    Realized(1)
   Name           (#)         ($)       Exercisable     Unexercisable     Exercisable   Unexercisable

C. R. Luigs           0    $        0    1,262,917         190,000        $22,444,772     $2,718,125
J. G. Ryan      100,000    $1,670,625      426,667         125,000        $ 7,084,068     $1,755,312
J. C. Martin    642,318    $8,563,906        7,682         125,000        $   124,368     $1,755,312
G. L. Kott       68,333    $1,163,015      361,667          80,000        $ 5,948,131     $1,132,500
J. A. Marshall  268,445    $3,085,194      162,455          90,000        $ 2,833,458     $1,274,062


(1) The value realized is the spread between the exercise price of such options and the sale price of the shares of Common Stock received upon exercise if such shares were sold in an exercise/sell transaction or the spread between the exercise price of such options and the fair market value of the shares of Common Stock received upon exercise if such shares were held following exercise.

LONG-TERM INCENTIVE AWARDS

  The following table provides details regarding long-term incentive awards to the named executive officers in 1996, which are discussed in the Report of the Compensation Committee of the Board of Directors on Executive Compensation in this Proxy Statement.
The table includes the number of shares underlying each award, the time period until payout of the award, and the number of shares of the estimated payout. Awards are dependent on the performance of the Company for the three-year period ending December 31, 1998 as measured by three long-term performance criteria: cumulative earnings before interest, taxes, depreciation and amortization; earnings per share in 1998; and stock price growth. Shares of the Company's Common Stock underlie each award and are allocated among the performance criteria. A portion of the award allocated to each criterion will be earned only if a pre-established threshold level of performance is achieved. After reaching the threshold, the amount of the award increases up to the full amount of the award allocated to that criterion if a pre-established target level of performance is achieved.

                               1996 LONG-TERM INCENTIVE AWARDS


                                                                      Estimated Future Payouts
                                                                               Under
                    Number of Shares,         Performance or       Non-Stock Price-Based Plans(1)
                        Units or               Other Period
                      Other Rights           Until Maturation                        Target/
    Name                  (#)                   or Payout           Threshold        Maximum
                                                                        (#)            (#)
C. R. Luigs              50,000                  3 Years              12,500          50,000
J. G. Ryan               25,000                  3 Years               6,250          25,000
J. C. Martin             25,000                  3 Years               6,250          25,000
G. L. Kott               12,500                  3 Years               3,125          12,500
J. A. Marshall           12,500                  3 Years               3,125          12,500


1)Expressed in terms of numbers of shares of the Company's Common Stock. Estimated future payout amounts assume threshold or target levels of performance are achieved under all performance criteria. Although twenty percent of each award is based on stock price growth, the shares underlying that portion of each award are included in the estimated future payouts columns in order to report total estimated future payouts under the plan.



RETIREMENT PLANS

  The following table shows the estimated annual pension benefits payable on a single straight life annuity basis to a covered participant at normal retirement age (age 65), including both benefits payable under the Company's qualified defined benefit pension plan (the Retirement Plan for Employees) and benefits payable under the Company's nonqualified supplemental defined benefit pension plans (the Benefit Equalization Retirement Plan and the Executive Supplemental Retirement Plan), which cover the five executive officers named in the Summary Compensation Table. The nonqualified supplemental plans provide benefits that would otherwise be denied participants by reason of certain Internal Revenue Code limitations on qualified plan benefits. The estimated benefits shown are based on remuneration covered by the plans and years of service with the Company and its subsidiaries.

                               PENSION PLAN TABLE


                                          Years of Service
Remuneration           15          20           25          30           35
$150,000           $ 75,000     $ 75,000     $ 75,000    $ 83,124     $ 97,698
$200,000           $100,000     $100,000     $100,000    $112,698     $132,698
$250,000           $125,000     $125,000     $125,000    $142,698     $167,698
$300,000           $150,000     $150,000     $150,000    $172,698     $202,698
$350,000           $175,000     $175,000     $175,000    $202,698     $237,698
$400,000           $200,000     $200,000     $200,000    $232,698     $272,698
$450,000           $225,000     $225,000     $225,000    $262,698     $307,698
$500,000           $250,000     $250,000     $250,000    $292,698     $342,698
$550,000           $275,000     $275,000     $275,000    $322,698     $377,698
$600,000           $300,000     $300,000     $300,000    $352,698     $412,698
$650,000           $325,000     $325,000     $325,000    $382,698     $447,698


  Under the Company's pension plans, annual retirement benefits are based on a participant's average annual compensation (for executive officers, the amounts shown under "Salary" and "Bonus" in the Summary Compensation Table) during the period of five consecutive years in which an employee's compensation is greatest during the fifteen years prior to such employee's retirement (in the case of the Retirement Plan for Employees and the Benefit Equalization Retirement Plan) and during the thirty-six month period during which an employee's compensation is greatest (in the case of the Executive Supplemental Retirement Plan). The benefits shown in the Pension Plan Table reflect an offset as provided for under the Benefit Equalization Retirement Plan for Social Security benefits. The Company has contributed a portion of its anticipated obligation under the nonqualified supplemental plans to trusts established for those plans. The trusts are so-called "rabbi trusts," the assets of which are available to pay claims of Company creditors in the event of the Company's insolvency or bankruptcy. The trust for the Executive Supplemental Retirement Plan requires that the Company fund the trust in full upon a "change of control" as defined in the trust.

  The full years of credited service as of December 31, 1996 for purposes of determining the entitlement to retire with a benefit under all plans and for purposes of determining the benefit under the Retirement Plan for Employees and the Benefit Equalization Retirement Plan for each of the individuals named in the Summary Compensation Table are: Mr. Luigs, 19 years; Mr. Ryan, 14 years; Mr. Martin, 17 years; Mr. Kott, 18 years; and Mr. Marshall, 17 years. Mr. Luigs has declined participation in the Benefit Equalization Retirement Plan and has waived all rights to receive benefits under such plan. The full years of employment under the Executive Supplemental Retirement Plan as of December 31, 1996 for purposes of determining the benefit under that plan for individuals named in the Summary Compensation Table are: Mr. Luigs, 19 years; Mr. Ryan, 10 years; Mr. Martin, 11 years; Mr. Kott, 18 years; and Mr. Marshall, 4 years. The Pension Plan Table assumes that years of service for a particular individual are the same under all plans and that thirty-six month and five-year average annual compensation are the same.

BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

  The following report concerning the specific factors, criteria and goals underlying decisions on awards and payments of compensation to each of the executives named in the Summary
Compensation Table is provided by the Compensation Committee of the Company's Board of Directors.

               REPORT OF THE COMPENSATION COMMITTEE
       OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION


            The Compensation Committee, composed entirely of outside directors, is responsible for oversight and administration of:

      1)   the Company's compensation policies and programs, and

      2) specific salary, incentive, stock option and long term incentive awards to senior executive officers, including the Chief Executive Officer and all of his direct reports, which include the other four officers named in the Summary Compensation Table.

    COMPENSATION POLICIES AND PROGRAMS

      The Compensation Committee's goals are to develop and maintain compensation programs that preserve and enhance shareholder value. The Compensation Committee therefore has designed the Company's executive compensation program so that it:

      * Motivates executives toward effective long-term strategic management of the Company's assets and operations through stock programs which focus executives' attention on increasing shareholder value as measured by the Company's stock price, stock performance relative to the peer group, and earnings performance;

      * Rewards effective, efficient ongoing management of Company operations through annual incentives tied to operating, financial and/or strategic goals established each year; and

      * Provides the ability to attract and retain the quality of executives needed, by providing compensation levels competitive for the drilling industry.

      The Company's executive compensation program includes base salary, annual management incentive awards, and stock option and other long-term incentive awards, each of which is tied to individual performance, but none of which is determined by any specific formula or weighing of factors in the case of any individual. The Committee intends to make awards and take actions under these programs considering the overall costs and benefits to the Company. Specifically, the Committee intends to take actions required to preserve the tax deductibility of executive pay under Section 162(m) of the Internal Revenue Code, and to consider tax deductibility in making future awards to senior executives. The Committee is advised periodically by Towers Perrin, a nationally recognized, independent executive compensation consulting firm, on competitive salary levels, bonus practices, and stock programs of leading drilling contractors.

      In evaluating competitive compensation levels of senior executives, the Committee uses a peer group comprised of the same companies used for comparison in the Cumulative Total Shareholder Return graph, consisting of ENSCO International Incorporated, Nabors Industries, Inc., Noble Drilling Corporation, Parker Drilling Company, Reading & Bates Corporation, Rowan Companies, Inc., and Transocean Offshore Inc. The Committee reviews the compensation of the five highest paid executives in the Company and in each of the peer group companies. The Committee reviews a "Total Compensation Analysis" prepared by Towers Perrin, which includes salaries and annual bonuses earned by each executive, the estimated value of options granted (using the "Black-Scholes" value of recent grants), plus the expected value from other long-term incentive awards. An analysis of 1996 proxies of the Company and the peer group companies indicated that Global Marine's total compensation levels in 1995 were less than the competitive median for the five highest paid executives as a group, and the Chief Executive Officer's total compensation was less than 60% of the total compensation provided by other peer group companies.

    ANNUAL COMPENSATION

      BASE SALARY: The Compensation Committee reviews the performance of each senior executive officer individually with the Chief Executive Officer and, considering the Chief Executive Officer's recommendation, determines an appropriate salary level for each officer, giving primary weight to Company performance and industry conditions. If overall Company performance warrants officer salary increases, the performance of each officer is evaluated, considering primarily business results in his area of responsibility and his particular contribution to overall Company performance, but also considering advancements in the executive's managerial skills.

      ANNUAL MANAGEMENT INCENTIVE AWARDS: The Compensation Committee has designed an Annual Management Incentive Award Plan to reward executives and managers, other than a group of six senior executive officers that includes the five named in the Summary Compensation Table. The total amount available for such bonus awards is based on the Company's performance in relation to goals established at the outset of each year. For 1996, the total amount was based on consolidated pretax profit; 6% of consolidated pretax profit in excess of a $40 million threshold was reserved for the Plan, subject to a limit of 50% of annual base salary as the maximum payout to any one participant. For 1996, the consolidated pretax profit exceeded $40 million, so incentive awards were granted.

    The individual performance of the 154 eligible employees was considered in allocating the awards.


      The Compensation Committee also granted incentive bonus awards to those senior officers who are not covered by the Plan, such awards approximating the same percentage of salary as the average percentage of salary of awards under the Plan. In allocating individual incentive bonus awards to these senior executive officers in respect of 1996 service, the Compensation Committee considered both Company performance (discussed below under "Compensation of the Chief Executive Officer") and each officer's contributions to that performance, and considered the accomplishments of each senior executive officer in his area of responsibility.

      Based on these reviews, and with consideration given to competitive peer group total compensation levels, incentive bonus awards to senior officers were approved by the Committee.

    LONG-TERM COMPENSATION

      STOCK OPTIONS: The Compensation Committee believes that stock options are critical in motivating and rewarding the creation of long-term shareholder value, and the Committee has established a policy of awarding stock options each year based on competitive practices, continuing progress of the Company, and individual performance. All stock option awards shown in the Summary Compensation Table for the past three years were made with option exercise prices equal to the fair market value of the underlying stock at the time of grant so that holders will benefit from such options only when and to the extent the stock price increases after the option grant.

      In February 1996, the Committee noted the following improvements in operating results for 1995 as compared to 1994: revenue increased 30% to $468 million, operating income increased 131% to $60 million, and net income per share increased from $.01 to $.30. Based on this overall continuing progress, the Compensation Committee approved annual stock option grants to executive officers and other key employees, including the five named in the Summary Compensation Table. The 1996 option awards were made to 112 employees and covered approximately 945,000 shares of underlying common stock. The performance of individual executive officers and other key employees was considered in allocating 1996 stock option grants, which were recommended by the Chief Executive Officer and approved by the Committee.

      LONG-TERM INCENTIVE AWARDS: In 1994, after reviewing a comprehensive analysis of stock plans utilized by peer group companies, which was provided to the Committee by the Company's independent compensation consultant, the Compensation Committee determined that, in order to provide competitive compensation and to motivate senior executives towards effective long-term strategic management of the Company's assets and operations, the Company should utilize long-term incentive awards more directly tied to performance for its six senior executive officers, including the five named in the Summary Compensation Table. Accordingly, in May 1994 the Committee approved an initial grant of long-term incentive awards under the Company's 1989 Stock Option and Incentive
    Plan based on Company performance for the three-year period ending December 31, 1996. In February 1997, the Committee certified that the goals established for the long-term incentive awards granted in 1994 had been exceeded and, accordingly, the maximum amount under these grants was paid out in February 1997. The long-term incentive awards granted in 1994 and paid out in February 1997 do not qualify as "performance-based compensation" under Section 162(m) of the Internal Revenue Code and, therefore, to the extent compensation to any of the officers named in the Summary Compensation Table exceeds $1 million, it is not deductible.
    In February 1995 and 1996, the Committee approved grants of long-term incentive awards based on Company performance for the three-year periods ending December 31, 1997 and 1998, respectively. The total amount of these awards and their allocation among the six senior executive officers were based on the same considerations discussed above with respect to stock option grants.

     The long-term incentive awards granted in 1996 are dependent on Company performance for the three-year period ending December 31, 1998, as measured by three long-term performance criteria: cumulative earnings before interest, taxes, depreciation and amortization; earnings per share in 1998; and stock price growth. Shares of the Company's common stock underlie each award and are allocated among the three criteria: 40% to cumulative earnings, 40% to 1998 earnings per share, and 20% to stock price growth. No portion of the amount allocated to a criterion will be earned unless a pre-established "threshold" level of performance is achieved. Once the threshold level of performance has been achieved, the amount of the award for that criterion increases up to that criterion's full allocated amount if the pre-established "target" level of performance is achieved. The maximum amount of the award will be earned only if target level performance is achieved for all three performance criteria.

    COMPENSATION OF THE CHIEF EXECUTIVE OFFICER

      The Compensation Committee assesses the Company's progress and performance in connection with the compensation of all executive officers and approves salary adjustments, incentive bonus awards, stock option awards and performance-based long-term incentive awards as deemed appropriate in each officer's situation. The reasons for the Committee's decisions regarding the Chief Executive Officer's 1996 compensation are described below.

      In February 1996 the Compensation Committee determined that Mr. Luigs' salary should not be increased from the $500,000 minimum level established in the employment agreement with Mr. Luigs entered into in February 1995. This decision was based on Mr. Luigs' having reached the maximum salary for his salary grade under the Hay System, which is the Company's salary administration system for its employees. The Committee also approved annual stock option grants to employees, including an option grant to Mr. Luigs covering 90,000 shares. The Committee approved this award based on its review of competitive stock option grant levels of peer group companies, as well as the Company's performance for 1995 as compared to 1994, as discussed above under "Stock Options." Finally, the Committee approved the grant of performance-based long-term incentive awards in 1996 for six senior executive officers, including the five named in the Summary Compensation Table, as discussed above under "Long-Term Incentive Awards." Mr. Luigs was given the opportunity to earn up to a maximum of 50,000 shares of the Company's common stock over the three-year performance cycle ending December 31, 1998, if all long-term performance targets are achieved.

      1996 COMPANY PERFORMANCE AND CHIEF EXECUTIVE OFFICER BONUS:  In
    February 1997, the Committee noted the following improvements in the Company's operating results for 1996 as compared to 1995: revenue increased 45% to $681 million, operating income increased 133% to $141 million, and, excluding a non-cash tax credit in 1996, net income increased 112% to $110 million and net income per share increased from $.30 to $.65. The Committee also noted that the Company's stock far outperformed both the index of peer group companies and the S&P 500 Index. The Committee determined that the Chief Executive Officer made significant contributions to these results. Based on these results and considering the Chief Executive Officer's role in achieving them, the Compensation Committee approved an incentive bonus award for Mr. Luigs of $250,000, or 50% of base salary. In addition, the Committee certified that each of the three criteria for the long-term incentive awards granted in 1994 had been exceeded and approved the maximum payout under this plan to the six senior executive officers, including the five named in the Summary Compensation Table. Mr. Luigs received 75,000 shares of the Company's common stock as payment under his 1994 long-term incentive award.



    Donald B. Brown, Chairman                              John M. Galvin


    Lynn L. Leigh                                        Edward R. Muller


    Paul J. Powers                                       Sidney A. Shuman

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    Messrs. Brown, Campbell, Galvin, Leigh and Powers served as Members of the Company's Compensation Committee during all or part of 1996.
Patrick M. Ahern, who resigned from the Company's Board of Directors in May 1996, and Sidney A. Shuman, who retired from the Company's Board of Directors in May 1996, also served as members of the Company's Compensation Committee during part of 1996. No current or former officer or employee of the Company serves on the Company's Compensation Committee or served on that committee at any time during 1996 or any prior year.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

   Based solely upon a review of Forms 3 and 4 and amendments thereto furnished to the Company pursuant to Rule 16a-3(e) during 1996, Forms 5 and amendments thereto furnished to the Company with respect to 1996, and written representations that no Form 5 was required for 1996, no director, officer or beneficial owner of more than 10 percent of the Common Stock failed to file a report on a timely basis.

CUMULATIVE TOTAL SHAREHOLDER RETURN

   The following line graph compares the changes in the cumulative total shareholder returns as of the end of each calendar year from the end of 1991 through the end of 1996, of (i) the Company, (ii) the Standard & Poor's 500 Stock Index, and (iii) a weighted index of a group of other companies in the Company's industry. The group of other companies in the same industry is comprised of: ENSCO International Incorporated; Nabors Industries, Inc.; Noble Drilling Corporation; Parker Drilling Company; Reading & Bates Corporation; Rowan Companies, Inc.; and Transocean Offshore Inc. (formerly SONAT Offshore Drilling Inc.). The returns of each company in the industry index have been weighted according to the respective company's stock market capitalization at the beginning of each measurement period. The percentage change in the cumulative total shareholder return for a given year for the Company and each other company represented in the graph equals cumulative dividends declared from December 31, 1991 through the end of the calendar year in question (assuming reinvestment of dividends) plus the difference between such company's per share stock price at the end of the calendar year and at December 31, 1991, divided by such per share price at December 31, 1991. The Company has not declared any dividends during the period covered by the graph.

                         COMPARISON OF 1992-96 CUMULATIVE TOTAL RETURN*
                   AMONG GLOBAL MARINE INC., S&P 500 INDEX & INDUSTRY INDEX

                    12/91       12/92         12/93         12/94          12/95         12/96
Global Marine Inc.  $100        $ 94          $183          $161           $389          $917
S&P 500 Index       $100        $108          $118          $120           $165          $203
Industry Index      $100        $ 97          $141          $118           $221          $416


  * Assumes $100 invested on December 31, 1991 in Global Marine Inc. stock, S&P 500 Index and an Industry Index of peer companies. S&P 500 and Industry indices reflect month-end dividend reinvestment and annual reweighting.

RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS

   The Board of Directors has appointed Coopers & Lybrand L.L.P. as independent certified public accountants for the Company and its subsidiaries for fiscal year 1997. It is intended that such appointment be submitted to the stockholders for ratification at the 1997 Annual Meeting of Stockholders. Coopers & Lybrand L.L.P. has served as the Company's auditors since the Company's formation and has no investment in the Company or its subsidiaries.

  Although the submission of this matter to the stockholders is not required by law, the Board of Directors will reconsider its selection of independent accountants if this appointment is not ratified by the stockholders. Ratification will require the affirmative vote of the majority of the shares of Common Stock represented at the meeting, in person or by proxy.

  It is expected that representatives of Coopers & Lybrand L.L.P. will be present at the meeting with an opportunity to make a statement should they desire to do so and to respond to appropriate questions from stockholders.

STOCKHOLDERS' PROPOSALS

  Pursuant to the Securities Exchange Act of 1934, as amended, and regulations thereunder, individual stockholders have a limited right to propose for inclusion in the proxy statement a single proposal for action to be taken at the Annual Meeting of Stockholders. Proposals intended to be presented at the Annual Meeting to be held in 1998 and otherwise eligible must be received at the Company's principal executive offices no later than December 1, 1997. They may be addressed to the Corporate Secretary of the Company at 777 North Eldridge Road, Houston, Texas 77079.

OTHER MATTERS

  While management has no reason to believe that any other business will be presented, if any other matters should properly come before the Annual Meeting and any postponements or adjournments thereof, the proxies will be voted as to such matters in accordance with the best judgment of the proxy holders.

                                     GLOBAL MARINE INC.


                                     By JOHN G. RYAN
                                     Corporate Secretary

Houston, Texas
March 31, 1997

                                                                  APPENDIX I


                              [FORM OF PROXY CARD]


                               GLOBAL MARINE INC.
                    Proxy Solicited By The Board of Directors
              For the Annual Meeting of Stockholders -- May 6, 1997




C. R. Luigs, J. C. Martin, and J. G. Ryan, and each or any of them, with full power of substitution and revocation in each, are hereby appointed as Proxies authorized to represent the undersigned, with all powers which the undersigned would possess if personally present, to vote the Common Stock of the undersigned at the Annual Meeting of Stockholders of GLOBAL MARINE INC. to be held at The Houstonian Hotel and Conference Center, 111 N. Post Oak Lane, Houston, Texas on Tuesday, May 6, 1997 at 9:00 a.m., and at any postponements or adjournments of that meeting, as set forth below, and in their discretion upon any other business that may properly come before the meeting.

THIS PROXY WILL BE VOTED AS SPECIFED OR, IF NO CHOICE IS SPECIFIED, WILL BE VOTED FOR THE ELECTION OF THE NOMINEES NAMED AND FOR EACH OF THE OTHER PROPOSALS SPECIFIED HEREIN.

        (PLEASE VOTE, SIGN AND DATE ON REVERSE SIDE AND RETURN PROMPTLY.)


                         (continued from other side)
    PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY ( )


1. Election of the following nominees as directors:
   Messrs. Campbell and Galvin. The nominees will serve for a term of three years, as indicated in the proxy statement.

   FOR            WITHHELD          FOR ALL EXCEPT (A line follows)
  (  )              (  )             (  )

2. Ratification of appointment of Coopers & Lybrand L.L.P.
   as independent certified public accountants for the Company and its subsidiaries.

   FOR            AGAINST           ABSTAIN
   (  )             (  )             (  )


IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING AND ANY POSTPONEMENTS OR ADJOURNMENTS THEREOF FOR A VOTE OF THE COMMON STOCK.

Sign exactly as your name appears on this proxy card. Joint owners should each sign personally. If acting as attorney, executor, trustee, or in a representative capacity, sign name and indicate title.

       Signature                              Date



       Signature                              Date


    PLEASE VOTE, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE
                               ENCLOSED ENVELOPE.

             [FORM OF VOTING INSTRUCTION CARD, 401(k) PLAN ACCOUNTS]


                             GLOBAL MARINE INC.               [401(k) PLAN]
                        Confidential Voting Directions
              For The Annual Meeting of Stockholders -- May 6, 1997



The undersigned hereby directs Fidelity Management Trust Company, as Trustee under the Global Marine Savings Incentive Plan, to execute a proxy or proxies authorizing the voting of all shares of Global Marine Inc. Common Stock held in the Plan on March 14, 1997 and attributable to the undersigned's Plan account at the Annual Meeting of Stockholders of GLOBAL MARINE INC. to be held at The Houstonian Hotel and Conference Center, 111 N. Post Oak Lane, Houston, Texas on Tuesday, May 6, 1997 at 9:00 a.m., and at any postponements or adjournments of that meeting, as set forth below, and, in its discretion, to authorize the voting of said shares upon any other business that may properly come before the meeting.

THE TRUSTREE WILL AUTHORIZE THE VOTING OF THE SHARES IN THE MANNER SPECIFIED OR, IF NO CHOICE IS SPECIFIED, WILL AUTHORIZE VOTING THE SHARES FOR THE ELECTION OF THE NOMINEES NAMED AND FOR EACH OF THE OTHER PROPOSALS SPECIFIED HEREIN.

(PLEASE INDICATE YOUR DIRECTIONS, SIGN AND DATE ON REVERSE SIDE AND RETURN PROMPTLY.)



                          (continued from other side)
        PLEASE MARK DIRECTIONS IN OVAL IN THE FOLLOWING MANNER USING DARK
                                   INK ONLY ( )



1. Election of the following nominees as directors:  Messrs.
   Campbell and Galvin. The nominees will serve for a term of three years, as indicated in the proxy statement.

   FOR               WITHHELD              FOR ALL EXCEPT [A line follows]
   (  )                (  )                  (  )

2. Ratification of appointment of Coopers & Lybrand L.L.P.
   as independent certified public accountants for the Company and its subsidiaries.

   FOR               AGAINST               ABSTAIN
  (  )                 (  )                  (  )


IN ITS DISCRETION, THE TRUSTEE MAY AUTHORIZE THE VOTING OF SAID SHARES UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING AND ANY POSTPONEMENTS OR ADJOURNMENTS THEREOF FOR A VOTE OF THE COMMON STOCK.

Sign exactly as your name appears on this card. If acting as attorney, executor, trustee, or in a representative capacity, sign name and indicate title.


         Signature                         Date




      PLEASE INDICATE YOUR DIRECTIONS, DATE, AND SIGN EXACTLY AS YOUR NAME
                             APPEARS ON THIS CARD.
              PROMPTLY RETURN USING THE ENCLOSED ENVELOPE.